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                                                                      EXHIBIT 11

                          APPALACHIAN BANCSHARES, INC.

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

         The following tabulation presents the calculation of basic and diluted earnings per common share for the three-month period ended March 31, 2001 and 2000.

                                                                                Three Months Ended
                                                                                      March 31
                                                                         --------------------------------
                                                                             2001                 2000
                                                                         ------------        ------------
BASIC EARNINGS PER SHARE
   Net Income ...................................................        $    604,102        $    310,785
   Earnings on common shares ....................................             604,102             310,785
   Weighted average common shares outstanding - basic ...........           2,857,248           2,691,910
   Basic earnings per common share ..............................        $        .21        $        .12
                                                                         ============        ============

DILUTED EARNINGS PER SHARE
   Net Income ...................................................        $    604,102        $    310,785
   Weighted average common shares outstanding - diluted .........           3,108,480           2,865,423
   Diluted earnings per common share ............................        $        .19        $        .11
                                                                         ============        ============


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